Exhibit 5.1

April 27, 2018

Smartsheet Inc.
10500 NE 8th Street, Suite 1300
Bellevue, WA 98004

Ladies and Gentlemen:
As counsel to Smartsheet Inc., a Washington corporation (the “Company”), we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about April 27, 2018 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of: (i) an aggregate of 26,067,208 shares of the Company’s Class A Common Stock, no par value per share (the “Class A Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards to be granted under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), (b) pursuant to purchase rights to acquire shares of Common Stock to be granted under the Company’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”), (c) upon the exercise or settlement of awards granted under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), and (d) upon the exercise or settlement of awards granted under the Company’s 2005 Stock Option/Restricted Stock Plan (the “2005 Plan”) and (ii) an aggregate of 15,133,221 shares of Class B Common Stock, no par value per share (the “Class B Common Stock” and together with the Class A Common Stock the “Common Stock”) that are subject to issuance by the Company upon the exercise or settlement of awards granted under the 2005 Plan and 2015 Plan. The 26,067,208 shares of the Company’s Class A Common Stock described in clause (i) of the preceding sentence and the 15,133,221 shares of Class B Common Stock described in clause (ii) of the preceding sentence are collectively referred to herein as the “Shares.” The 2018 Plan, 2018 ESPP, 2015 Plan, and 2005 Plan are each individually referred to herein as a “Plan” and collectively as the “Plans.” At your request, we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).
In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of: the Company’s current Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as amended (collectively, the “Charter Documents”), the Plans, the Registration Statement and the exhibits thereto; certain corporate proceedings of the Company’s Board of Directors (the “Board”) and shareholders relating to adoption or approval of the Company Charter Documents, the Plans, the reservation of the Shares for sale and issuance, the filing of the Registration Statement, the registration of the Shares under the Securities Act, documents regarding the Company’s outstanding and reserved capital stock and other securities and such other documents as we have deemed advisable, and we have examined such questions of law as we have considered necessary.
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as

Smartsheet Inc.
April 27, 2018

copies, the legal capacity of all natural persons and legal entities executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so. In rendering our opinion, we have also relied upon a Certificate of Existence dated April 26, 2018 issued by the Washington Secretary of State with respect to the Company and representations and certifications made to us by the Company, including without limitation representations in a Management Certificate addressed to us of even date herewith that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.
We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the State of Washington.
Based upon, and subject to, the foregoing, it is our opinion that when the 26,067,208 shares of Class A Common Stock that may be issued and sold by the Company (a) upon the exercise or settlement of awards to be granted under the 2018 Plan, (b) pursuant to purchase rights to acquire shares of Common Stock to be granted under the 2018 ESPP, (c) upon the exercise or settlement of awards granted under the 2015 Plan, (d) upon the exercise or settlement of awards granted under the 2005 Plan and the 15,133,221 shares of Class B Common Stock that are subject to issuance by the Company upon the exercise or settlement of awards granted under the 2005 Plan and the 2015 Plan, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per share) in accordance with the terms (including without limitation payment and authorization provisions) of the applicable Plan, and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours, /s/ Fenwick & West LLP FENWICK & WEST LLP